Exhibit 2.1

Amendment No. 2
To The
Lease Purchase and Sale Agreement
And
Participation Agreement
East Poplar Unit and Northwest Poplar Field Roosevelt County, Montana

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This Amendment No. 2 To The Lease Purchase and Sale and Participation Agreement (**"Amendment No. 2"**), dated effective as of the 11th day of December 2012, is by and between VAALCO ENERGY (USA), INC., whose address is 4600 Post Oak Place, Suite 300, Houston, Texas 77027 (**"Buyer"**) and NAUTILUS POPLAR LLC, a Montana limited liability company whose address is 1775 Sherman Street, Suite 1950, Denver, CO 80203 (**"Seller"**). Buyer and Seller may be referred to individually as a **"Party"** or collectively as the **"Parties."**

RECITALS

WHEREAS, Buyer and Seller together with MAGELLAN PETROLEUM CORPORATION, a Delaware corporation, entered into that certain Lease Purchase and Sale Agreement And Participation Agreement East Poplar Unit and Northwest Poplar Field Roosevelt County, Montana (the **"Agreement"**) effective September 6, 2011;

WHEREAS, Seller has succeeded to the entire interests of Magellan Petroleum Corporation in and to the Assets, and Magellan Petroleum Corporation is now the owner of the entire membership interest in Seller and is Seller's sole Manager;

WHEREAS, the Agreement was amended effective April 15, 2012 (**"Amendment No. 1"**).

WHEREAS, the Agreement, as amended by Amendment No. 1 requires Buyer to drill the following Obligation Wells: One (1) Obligation Well to test the Red River formation (the **"First Obligation Well"**); one (1) Obligation Well to test the Bakken or Three Forks formation (the **"Second Obligation Well"**); and one (1) Obligation Well to be drilled, at Buyer's sole discretion, to test any interval or formation (the **"Third Obligation Well"**), whether previously tested or not, reasonably likely in Buyer's sole opinion to produce hydrocarbons in paying quantities within the Assigned Interval.

WHEREAS, the Agreement as amended by Amendment No. 1 requires the Buyer to spud the First Obligation Well by June 1, 2012, and the Second and Third Obligation Wells by December 31, 2012;

WHEREAS, Buyer has Drilled and Completed both the First Obligation Well and the Second Obligation Well;

WHEREAS, Buyer spud the Third Obligation Well in accordance with the Agreement, as amended, on the December 5, 2012;

WHEREAS, Buyer and Seller seek to further amend the Agreement pursuant to this agreement ("Amendment No. 2");

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AGREEMENT

FOR SUFFICIENT VALUE RECEIVED, the Parties agree as follows:

1. The first paragraph in Section 1 of the Agreement is amended to change the percentage from sixty-five percent (65%) to fifty percent (50%), save one exception provided in 5(e) below, so that after the revision this paragraph will read as follows:

> 1. **Description of the Assets.** To the extent associated with the Assigned Interval, and subject to the Excluded Assets, the "**Assets**" are an undivided fifty percent (50%) of Sellers' right, title, and interest in and to the following, except as set forth in Section 5(e) hereof

2. Section 2 is amended to add a new subsection (i) that provides as follows:

> (i) the wellbores and the production therefrom, together with the equipment, personal property, and fixtures owned by Buyer, if any, associated with the First Obligation Well, EPU 120 (API No. 25-085-21820-0000 and the Second Obligation Well, EPU 133-H (API No. 25-085-21864).

3. Section 5(e) is amended so as to delete the last paragraph, which paragraph reads as follows:

> In addition, as to any Obligation Well that is Completed, all production from such well and the revenue from the sale thereof attributable to the Leases shall be owned as between the Parties in their respective percentage ownership shares of Buyer – 65% and Sellers – 35%, subject to all applicable burdens and taxes.

This last paragraph in Section 5(e) is replaced with the following:

> In addition, as to the First Obligation Well and the Second Obligation Well, all production from such wells and the revenue from the sale thereof that results from Sellers operations on such wells shall be owned as between the Parties, Buyer – 0% and Seller – 100%, and Seller agrees to assume the obligation to plug and abandon both the First and Second Obligation Wells at its sole expense, all without Buyer's consent. Additionally, Seller shall provide or cause to be provided to Buyer copies of all drilling reports, logs, drillstem test data and all other data that is reasonably requested by Buyer related to the attempt to Complete one or both of the First and Second Obligation Wells ("Data"). The Third Obligation Well has been timely spudded. If Drilled and Completed in accordance with the terms of the Agreement, as amended, all production from such well, together with the equipment, personal property, and fixtures and the revenue from the sale of production therefrom, attributable to the Leases and the Lands included in the largest spacing or production unit permitted by governmental authority for such Third Obligation Well and any subsequent well drilled within the original

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boundaries of such spacing or production unit for such well Third Obligation Well shall be owned as between the Parties in their respective percentage ownership shares of Buyer – 65% and Seller – 35%, subject to all applicable burdens and taxes. In accordance with Section 1 hereof, subsequent to the Third Obligation Well being Drilled and, if applicable, Completed in accordance with the Agreement, all subsequent wells drilled on the Leases and Lands, *save and except* for Leases and Lands included in the spacing or production unit for the Third Obligation Well, shall be owned as between the Parties in their respective percentage ownership shares of Buyer – 50% and Seller – 50%.

4. Section 5(g) is amended to acknowledge the Drilling and Completing of the First and Second Obligation Wells in accordance with the Agreement, as amended, so that after the revision, Section 5(g) shall read as follows:

(g) The First and Second Obligation Wells have been timely spudded and thereafter Drilled and Completed in accordance with the Agreement, as amended. The Third Obligation Well was spudded on December 5, 2012. If this Third Obligation Well encounters hydrocarbons that can be produced in paying quantities, then Buyer shall be obligated to drill additional wells as provided in the applicable Operating Agreement. Having been spudded, this Third Obligation Well must be Drilled and, if applicable, Completed with due diligence and dispatch.

5. Section 5(h) is amended to provide that Buyer (i) relinquishes all rights whatsoever, (being one hundred percent (100%) of Buyer's interest), except as provided for in Section 5(e) of this Amendment No. 2, in only the wellbore and production (including equipment, personal property and fixtures owned by Buyer, if any) of the First and Second Obligation Wells in consideration for the Data, if any, related to Seller's attempt(s) to Complete the First or Second Obligation Wells, and (ii) assigns twenty three and seven hundred and sixty nine one thousandths (23.0769%) percent of Seller's sixty five (65%) percent interest in the Leases and the Lands covered by the First and Second Obligation Well calculated by multiplying 23.0769% X 65% = 14.9999% and rounding that percentage up to 15%), such that Seller and Buyer shall each have a fifty (50%) percent interest in the Leases and the Lands allocated to the spacing or production unit for the First and Second Obligation Well. Thus,paragraph (h) shall read as follows:

(h) In consideration for the Data, if any, related to Seller's attempt(s) to Complete the First or Second Obligation Wells, Buyer shall (i) relinquish to Seller, effective as of the date hereof, all of Buyer's rights, title (equitable or otherwise), and interest (being one hundred percent (100%) of Buyer's interest), in only the wellbore and production (including equipment, personal property and fixtures owned by Buyer, if any) of the First and Second Obligation Wells, and (ii) assign twenty three and seven hundred and sixty nine one thousandths (23.0769%) percent of Seller's sixty five (65%) percent interest in the Leases and the Lands covered by the First and Second Obligation Well calculated by multiplying 23.0769% X 65% = 14.9999% and rounding that percentage up to 15%), such that Seller and Buyer shall each have a fifty (50%) percent interest in the Leases and the Lands. The Parties

agree that Buyer's relinquishment of any rights whatsoever, except as provided for in Section 5(e), in the First and Second Obligation Wells is in consideration for the Data, if any.

6. Section 13 is amended to provide that upon execution of this Amendment No. 2, Buyer shall deliver to Seller, (i) within thirty (30) days of the date hereof the recordable assignment, substantially in the form of the "**Assignment**" attached to this Amendment No. 2 as **Exhibit A** conveying all of Buyer's interest (being one hundred percent (100%) in only the wellbore and production (including equipment, personal property and fixtures owned by Buyer, if any) of the First and Second Obligations Wells and assignments on the appropriate forms for filing with the Superintendent of the Bureau of Indian Affairs, Fort Peck Agency, the appropriate office of the Bureau of Land Management, or the Trust Land Management Division of the State of Montana, as may be applicable. The Third Obligation Well has been timely spudded and if Drilled and, if applicable, Completed in accordance with the Agreement as amended, Seller shall instruct the Escrow Agent to deliver to Buyer all documents in its possession as required by the Agreement, as amended., and (ii) within thirty (30) days from its receipt by the Escrow Agent of the documents in its possession assignment and applicable government forms to assign Seller, except as set forth in Section 5(e) hereof relating to the Third Obligation Well, twenty three and seven hundred and sixty nine one thousandths (23.0769%) percent of Seller's sixty five (65%) percent interest in the Leases and the Lands covered by the First and Second Obligation Well calculated by multiplying 23.0769% X 65% = 14.9999% and rounding that percentage up to 15%), such that Seller and Buyer shall each have a fifty (50%) percent interest in the Leases and the Lands Therefore, Section 13 is amended to read as follows:

13. **Delivery of Assignments**. In consideration of Seller providing Buyer with the Data, if any, related to Seller's attempt(s) to Complete either the First or Second Obligation Wells, Buyer shall deliver to Seller, within thirty (30) days of the date hereof (i) the recordable assignment, substantially in the form of the "**Assignment**" attached to this Amendment No. 2 as **Exhibit A** conveying all of Buyer's interest (being one hundred percent (100%) in only the wellbore and production (including equipment, personal property and fixtures owned by Buyer, if any) of the First and Second Obligations Wells, and (ii) all assignments on the appropriate forms for filing with the Superintendent of the Bureau of Indian Affairs, Fort Peck Agency, the appropriate office of the Bureau of Land Management, or the Trust Land Management Division of the State of Montana, as may be applicable. Buyer shall also deliver to Sellers any such additional assignment necessary to transfer the First and Second Obligation Wells to Seller as contemplated by this Amendment No. 2, as may be applicable.

Promptly following Buyer's Drilling and, if applicable, Completion, of the Third Obligation Well in accordance with the Agreement, as amended, Seller shall instruct the Escrow Agent to deliver to Buyer all documents in its possession as required by the Agreement, as amended. Seller shall also deliver to Buyer any governmental form of assignment necessary to consummate the transactions contemplated by the Agreement as amended. Such governmental form of assignments shall include, but not be limited to, all assignments on the appropriate forms for filing with the Superintendent of the Bureau of Indian Affairs, Fort Peck Agency, the appropriate office of the

Bureau of Land Management, or the Trust Land Management Division of the State of Montana, as may be applicable.

Buyer, within thirty (30) days from its receipt by the Escrow Agent of the documents in its possession, shall execute an assignment and applicable government forms to assign Seller, except as set forth in Section 5(e) hereof relating to Leases and Lands allocated to spacing or production unit the Third Obligation Well, twenty three and seven hundred and sixty nine one thousandths (23.0769%) percent of Seller's sixty five (65%) percent interest in the Leases and the Lands allocated to the spacing or production unit for the First and Second Obligation Well calculated by multiplying 23.0769% X 65% = 14.9999% and rounding that percentage up to 15%), such that Seller and Buyer shall each have a fifty (50%) percent interest in the Leases, save and except for the Leases and Lands allocated to the spacing or production unit for the Third Obligation Well as provided for in 5(e) hereof where Buyer has a sixty five (65%) interest in the Leases and Seller has a thirty five (35%) percent interest in the Leases and Lands.

7. Section 32(a) is amended to change sixty-five percent (65%) to fifty percent (50%) so as to read as follows:

(a) If, during the period of time beginning with the date of this Agreement and ending two years later, either Buyer or Seller or an affiliate of any such Party acquires (including by extension or renewal) an oil, gas and mineral lease, mineral interest, overriding royalty interest, royalty interest or any other interest in oil or gas or any contractual right to acquire interests in oil and gas leases (any of which is referred to herein as an **"Interest"** or collectively as **"Interests"**) within the AMI, the acquiring Party shall, within 30 days of finalizing the acquisition, offer to the non-acquiring Party the right to purchase its proportionate share of such Interest, being fifty percent (50%) for Buyer or fifty percent (50%) for Seller, except as related to the Leases attributable to Third Obligation Well where such right to purchase the Interests shall be sixty five (65%) percent for Buyer or thirty five (35%) for Seller, respectively their **"Proportionate Share,"** by paying its Proportionate Share of the acquiring Party's actual third party costs incurred in connection with the acquisition of such Interest (such costs to include, but are not necessarily limited to, the acquiring Party's land work with respect to the Interest, the lease bonus, option payments, broker fees, filing fees and cost of third party title examination, and third party legal and consultant fees). If two or more Interests are included in a single notice, the non-acquiring Party will have the right to make separate elections as to each of the acquired Interests.

9. Section 17 is amended to delete the last three sentences of the Section, as well as Exhibit G. to the Agreement, so the Section shall read as follows:

17. Relationship of the Parties. This Agreement does not create and shall not be construed to create a partnership, association, joint venture, or fiduciary relationship of any kind or character between any Party to this Agreement and shall

EXECUTED by Buyer and Seller this 11th day of December 2012.

VAALCO ENERGY (USA), INC.

By: ______________________
Robert L. Gerry III
Chairman & Chief Executive Officer

NAUTILUS POPLAR LLC
By Magellan Petroleum
Corporation, its sole Manager

By: ______________________
Antoine ~~Lafarque~~ Lafargue, Vice President, Chief Financial Officer & Treasurer

EXHIBIT A
WELLBORE ASSIGNMENT

STATE OF MONTANA
COUNTY OF ROOSEVELT

This Wellbore Assignment is by and between VAALCO ENERGY (USA), INC., whose address is: 4600 Post Oak Place Drive, Houston, TX 77027 hereinafter referred to as Assignor, conveys and assigns to Magellan Petroleum Corporation whose address is 700 East Ninth Avenue, Suite 200, Denver, CO 80203 referred to as the ASSIGNEE:

The undersigned Assignor, for good and valuable consideration, does hereby GRANT, BARGAIN, SELL, TRANSFER, ASSIGN AND CONVEY, unto the Assignees all of Assignor's right, title and interest INSOFAR AND ONLY INSOFAR AS SAID RIGHTS PERTAIN TO THE BELOW CAPTIONED WELLBORE AND THE PRODUCTION THEREFROM (including equipment, personal property and fixtures owned by Assignor related to such WELLBORES:

Wellbore Name	Wellbore Location
EPU 120	Township 29 North, Range 51 East, M.P.M. Section 29: SW/4NW/4
EPU 133H	Township 28 North, Range 51 East, M.P.M. Section 10: E/2

This Assignment of the wellbore interests and the production therefrom is made without warranty of title, either express or implied and is limited to the above captioned wellbores. This instrument does not convey the following:

(i) Any other working interest, leasehold interest or surface interest owned by the Assignor which covers the drilling and spacing units for the above captioned wellbores and locations.

(ii) The right of ingress and egress and such other rights and easements of any lands covering the location of the two wellbores.

(iii) The right to propose or participate in future wells located in part or all of the drilling, spacing or production units permitted for the wellbores described above.

The Assignee hereby releases and agrees to indemnity the Assignor for any liability or obligations, including plugging and abandoning the wellbores pursuant to state and/or federal laws and regulations, in regards to the above wellbores described above.

The interests assigned by this Wellbore Assignment are subject to all reservations and encumbrances of record as of the effective date of this Assignment and shall be binding upon and inure to the heirs, successors and assigns of both parties.

Dated this 11th day of December, 2012.

ASSIGNOR:

VAALCO ENERGY (USA), INC.

By: ______________________________
Robert L. Gerry
Chairman & Chief Executive Officer

ASSIGNEE:

Magellan Petroleum Corporation

By: ______________________________
Antoine Lafargue, Vice President, Chief Executive Officer & Secretary

STATE OF TEXAS }
ss.
COUNTY OF HARRIS }

ACKNOWLEDGMENT (For use by Corporation)

On this _______ day of ___________, A.D. 201_, before me personally appeared Robert L. Gerry III to me personally known, who, being by me duly sworn, did say that he is the Chairman & Chief Executive Officer of **VAALCO ENERGY (USA), INC.** and that the seal affixed to said instrument is the corporate seal of said corporation and that said instrument was signed and sealed on behalf of said corporation by authority of its Board of Directors, and said ___________________________ acknowledged said instrument to be a free act and deed of said corporation.

Witness my hand and seal this _________ day of _________________, A.D. 20 _____.

My commission expires: ______________________

____
Notary Public

Address: ____

STATE OF COLORADO }
ss.
COUNTY OF DENVER }

ACKNOWLEDGMENT (For use by Corporation)

On this _______ day of ___________, A.D. 201_, before me personally appeared Antoine Lafargue to me personally known, who, being by me duly sworn, did say that he is the **Vice President, Chief Financial Officer & Treasurer** of **Magellan Petroleum Corporation** and that the seal affixed to said instrument is the corporate seal of said corporation and that said instrument was signed and sealed on behalf of said corporation by authority of its Board of Directors, and said ___________________________ acknowledged said instrument to be a free act and deed of said corporation.

Witness my hand and seal this _________ day of _________________, A.D. 20 _____.

My commission expires: ______________________

____
Notary Public

Address: ____